Date:	November 5, 2004	NEWS RELEASE

For Release:	IMMEDIATELY

Hubbell Incorporated
584 Derby-Milford Road
P. O. Box 549
Orange, CT 06477
203-799-4100

Contact:           Thomas R. Conlin

G. F. COVINO APPOINTED INTERIM
CHIEF FINANCIAL OFFICER OF HUBBELL

ORANGE, CT. (November 5, 2004) — Hubbell Incorporated (NYSE: HUBA, HUBB) announced today that Gregory F. Covino, its Corporate Controller and Chief Accounting Officer, has been appointed Interim Chief Financial Officer of the Company to serve on an interim basis in place of William T. Tolley. Mr. Tolley has been placed on a paid administrative leave following his notifying Hubbell, on November 1, 2004, that he had received a letter from the Staff of the Division of Enforcement of the SEC stating that the Division had preliminarily decided to make a recommendation to the SEC that it bring a civil injunction action against Mr. Tolley alleging violations of certain provisions of the federal securities laws stemming from his prior employer’s conduct in 2000 resulting in restatements of earnings in 2000. During that time, Mr. Tolley was serving as that company’s chief financial officer. Under SEC procedures, Mr. Tolley can avail himself of the opportunity to respond to the Staff before it makes a formal recommendation as to whether any action alleging violations of the federal securities laws should be considered. The investigation is not related to Hubbell or to Mr. Tolley’s service as Chief Financial Officer of Hubbell.

Mr. Covino joined Hubbell in 1999 as its Director of Corporate Accounting and was elected Corporate Controller and Chief Accounting Officer in June 2002. Prior to joining Hubbell, he served as Assistant Controller of Otis Elevator Company, a subsidiary of United Technologies Corp.

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Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for commercial, industrial, residential, utility, and telecommunications markets. With 2003 revenues of $1.8 billion, Hubbell Incorporated operates manufacturing facilities in North America, Puerto Rico, Mexico, Italy, Switzerland, and the United Kingdom, participates in a joint venture in Taiwan, and maintains sales offices in Singapore, Hong Kong, South Korea, People’s Republic of China, and the Middle East. The corporate headquarters is located in Orange, CT.

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